Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of BayFirst Financial Corp. of our report dated March 27, 2026 (except as to the effects of the restatement discussed in Note 1 and other notes referenced therein, as to which the date is August 12, 2026), with respect to the consolidated financial statements, included in BayFirst Financial Corp.’s Annual Report on Form 10-K/A for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP
Tampa, Florida
August 13, 2026